Exhibit 3.1

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LORDSTOWN MOTORS CORP.

Lordstown Motors Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), and in accordance with the provisions of the DGCL, hereby certifies as follows:

1.            The name of the Corporation is Lordstown Motors Corp.

2.            A Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 19, 2022 (the “Certificate of Amendment”), and such Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

3.            The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment to the Second Amended and Restated Certificate of Incorporation specified in the Certificate of Amendment may not have been duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

4.            The Certificate of Amendment is therefore null and void and of no force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on the date set forth below.

LORDSTOWN MOTORS CORP.

By:	/s/Adam Kroll
Name:	Adam Kroll
Title:	Executive Vice President and Chief Financial Officer

Date:	May 31, 2022